
                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        MCB ACQUISITION SUBSIDIARY, INC.,

                             ROPER INDUSTRIES, INC.,

                             MEDIA CYBERNETICS, L.P.

                                       AND

                             MEDIA CYBERNETICS, INC.

                            Dated as of June 7, 2001

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                                TABLE OF CONTENTS

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                                                                                                               Page
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
1.       DEFINITIONS.........................................................................................     1

2.       PURCHASE AND SALE OF THE ACQUIRED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES......................    11
         (a)      Calculation of Estimated Net Working Capital of the Company................................    11
         (b)      Purchase and Sale of Acquired Assets; Assumption of Liabilities............................    11
         (c)      Consideration..............................................................................    12
         (d)      [Intentionally Deleted]....................................................................    12
         (e)      Payment of Closing Consideration...........................................................    12
         (f)      The Closing................................................................................    13
         (g)      Deliveries at the Closing..................................................................    13
         (h)      Minimum Net Working Capital Adjustment.....................................................    13
         (i)      Allocation of Asset Purchase Consideration.................................................    14

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE GENERAL PARTNER...............................    14
         (a)      Organization of the Company................................................................    15
         (b)      Authorization of Transaction...............................................................    15
         (c)      Noncontravention...........................................................................    15
         (d)      Brokers' Fees..............................................................................    16
         (e)      Title to Acquired Assets...................................................................    16
         (f)      Financial Statements.......................................................................    16
         (g)      Events Subsequent to December 31, 2000.....................................................    17
         (h)      Undisclosed Liabilities....................................................................    19
         (i)      Legal Compliance...........................................................................    19
         (j)      Tax Matters................................................................................    20
         (k)      Real Property..............................................................................    21
         (l)      Intellectual Property......................................................................    21
         (m)      Software...................................................................................    24
         (n)      No Infringement............................................................................    26
         (o)      Tangible Assets............................................................................    27
         (p)      Inventory..................................................................................    27
         (q)      Contracts..................................................................................    27
         (r)      Notes and Accounts Receivable..............................................................    29
         (s)      Powers of Attorney.........................................................................    29
         (t)      Insurance..................................................................................    29
         (u)      Litigation.................................................................................    29
         (v)      Product Warranty...........................................................................    30
         (w)      Product Liability..........................................................................    30
         (x)      Employees..................................................................................    30
         (y)      Employee Benefits..........................................................................    31
         (z)      Guaranties.................................................................................    32

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
         (aa)     Environment, Health, and Safety............................................................     32
         (bb)     Certain Business Relationships with the Company............................................     33
         (cc)     Disclosure.................................................................................     33

4.       REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER..........................................     33
         (a)      Organization of the Parent and the Buyer...................................................     33
         (b)      Authorization of Transaction...............................................................     33
         (c)      Noncontravention...........................................................................     33
         (d)      Broker's Fees..............................................................................     33
         (e)      Disclosure.................................................................................     34
         (f)      Financial Ability..........................................................................     34

5.       CONDITIONS TO OBLIGATION TO CLOSE...................................................................     34
         (a)      Conditions to Obligation of Parent and Buyer...............................................     34
         (b)      Conditions to Obligation of the Company and the General Partner............................     36

6.       PRE-CLOSING COVENANTS...............................................................................     37
         (a)      Access and Investigation...................................................................     37
         (b)      Operation of the Business of the Company...................................................     37
         (c)      Negative Covenant..........................................................................     38
         (d)      No Merger or Solicitation..................................................................     40
         (e)      Satisfaction of Obligations to Creditors...................................................     40
         (f)      Assignment of Company Assets Held by the General Partner...................................     40

7.       POST-CLOSING COVENANTS..............................................................................     41
         (a)      General....................................................................................     41
         (b)      Litigation Support.........................................................................     41
         (c)      Transition.................................................................................     41
         (d)      Confidentiality............................................................................     41
         (e)      Tax Matters................................................................................     42
         (f)      Assignment of Interests in Acquired Assets.................................................     42
         (g)      Use of Company Name........................................................................     43
         (h)      Employee Matters...........................................................................     43
         (i)      Transition Incentive Bonus Program.........................................................     44
         (j)      Domain Name Transfer.......................................................................     44
         (k)      Insurance Coverage.........................................................................     45

8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.............................................................     45
         (a)      Survival of Representations and Warranties.................................................     45
         (b)      Indemnification Provisions for Benefit of the Parent and the Buyer.........................     46
         (c)      Indemnification Provisions for Benefit of the Company......................................     48
         (d)      Matters Involving Third Parties............................................................     48
         (e)      Determination of Adverse Consequences......................................................     49
         (f)      Post-Closing...............................................................................     49

                                     - ii -

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
9.       MISCELLANEOUS.......................................................................................     50
         (a)      Press Releases and Public Announcements....................................................     50
         (b)      Waiver of Bulk Sales Law...................................................................     50
         (c)      No Third-Party Beneficiaries...............................................................     50
         (d)      Entire Agreement...........................................................................     50
         (e)      Succession and Assignment..................................................................     50
         (f)      Counterparts...............................................................................     50
         (g)      Headings...................................................................................     50
         (h)      Notices....................................................................................     51
         (i)      Governing Law..............................................................................     51
         (j)      Amendments and Waivers.....................................................................     52
         (k)      Severability...............................................................................     52
         (l)      Expenses...................................................................................     52
         (m)      Construction...............................................................................     52
         (n)      Incorporation of Exhibits and Schedules....................................................     52
         (o)      Specific Performance.......................................................................     52
         (p)      Submission to Jurisdiction.................................................................     52
         (q)      Arbitration................................................................................     53

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is dated as of June 7, 2001, by and among MCB ACQUISITION SUBSIDIARY, INC., a Delaware corporation ("Buyer"), ROPER INDUSTRIES, INC., a Delaware corporation and parent of Buyer ("Parent"), MEDIA CYBERNETICS, L.P., a Delaware limited partnership (the "Company"), and MEDIA CYBERNETICS, INC., a Delaware corporation and general partner of the Company (the "General Partner"). The Buyer, the Parent, the Company, and the General Partner are referred to collectively herein as the "Parties".

     The Company designs, sells, and licenses software used in the analysis of microscopic images.

     This Agreement contemplates a transaction in which the Company shall sell, transfer, assign, and deliver to the Buyer substantially all of the assets owned or used by, and certain of the liabilities of, the Company, and the Buyer shall purchase and accept such assets, and assume such liabilities, and in connection therewith, the Company will receive consideration in the form of cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1.   Definitions.

     "Acquired Assets" means all right, title, and interest in and to all of the assets of the Company used or usable in the conduct of the Business as of the Closing Date (except for those assets described below as Excluded Assets), including, without limitation, all of the Company's right, title and interest in and to:

          (a) all leases with respect to the Leased Real Property, and all improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants with respect thereto (such as appurtenant rights in and to public streets);

          (b) all tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, and automobiles;

          (c) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

          (d) all assets and property, tangible or intangible, used in the conduct of the Business, and which are owned by the General Partner, or licensed by the General Partner to the Company;

          (e) all agreements (including but not limited to employment agreements, confidentiality agreements, and noncompetition agreements), contracts, leases (other than the real property leases), personal property leases, subleases, and rights thereunder (the "Assumed Contracts");

          (f) any current asset of the Company relating to the operation of the Company prior to the Closing Date, including but not limited to Cash (but excluding Cash in the Company's payroll account as of the Closing Date necessary to satisfy the Company's payroll obligations to its employees up to and through the Closing Date), accounts receivables, inventories, prepaid expenses, and other current assets;

          (g) all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment;

          (h) to the extent transferable, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies;

          (i) all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the Business, except those excluded below as Excluded Assets; and

          (j) all goodwill and similar intangible property of the Company.

PROVIDED, HOWEVER, that notwithstanding the foregoing, the Acquired Assets shall not include (the following shall be referred to as the "Excluded Assets"):

              (i) except as provided in Section 7(h)(iii) below, any rights or interests in and with respect to any Company Plan;

              (ii) (A) any rights and interests in and to that certain contribution agreement by and among the Company and certain of its Partners, and any other agreement, written or oral, by and between the Company and any of its Partners, (B) any rights or interests in any indentures, mortgages, lines of credit, instruments, security interests, guaranties, or other similar arrangements constituting Indebtedness, and rights thereunder, of the Company, and (C) any rights or interests in any oral or written consulting or other arrangement or agreement of any kind between the Company and the General Partner, Michael P. Galvin, the Michael P. Galvin 1994 Trust, Sam Steppel, Step-L Ventures, or any of their Affiliates (the "Excluded Contracts");

              (iii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, original Tax Returns and other documents relating to the organization, maintenance, and existence of the Company as a limited partnership;

              (iv) any and all of the rights of the Company under this Agreement or any other agreement, document, certificate, or instrument executed in connection herewith; or

              (v) any right, title, or interest in and to the Company's payroll account.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" is used to indicate a relationship to a specified person, firm, corporation, partnership, limited liability company, association or entity, and means any person, firm, corporation, partnership, limited liability company, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, limited liability company, association or entity.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

     "Allocation" has the meaning set forth in Section 2(i) below.

     "Applicable Rate" means the corporate base rate of interest announced from time to time by Bank One, NA.

     "Arbitrator" has the meaning set forth in Section 2(h)(iii) below.

     "Asset Purchase Consideration" has the meaning set forth in Section 2(c) below.

     "Assumed Liabilities" means (except to the extent such liabilities are expressly excluded as Excluded Liabilities described below):

          (a) those current Liabilities of the Company which are reflected as current liabilities on the Financial Statements, as follows: accounts payable; accrued benefits; accrued liabilities; deferred income; and deferred rent expense;

          (b) Liabilities of the Company for Product Warranty Claims;

          (c) Liabilities of the Company as tenant arising under the leases for the Leased Real Property;

          (d) all Liabilities of the Company arising under the Assumed
     Contracts;

          (e) those Liabilities of the Company arising on or prior to the Closing Date with respect to the employee profit-sharing arrangement of the Company (a copy of which is attached hereto as Exhibit I) to the extent
                                                    ---------
     such Liabilities have been accrued on the Closing Date Balance Sheet; and

          (f) other than the Excluded Liabilities, any other Liability of the Company arising by law or by contract or otherwise, on or prior to June 30, 2001, or thereafter, whether absolute, contingent or otherwise, known or unknown, accrued or unaccrued, asserted or unasserted, or otherwise.

PROVIDED, HOWEVER, that notwithstanding the foregoing, the Assumed Liabilities shall not include (the following shall be referred to herein as the "Excluded Liabilities"):

               (A) those current Liabilities of the Company which are reflected as current liabilities on the Financial Statements, as follows: current portion of partner loan; and capital lease obligation, current portion;

               (B)  any Liabilities of the General Partner;

               (C)  Liabilities arising under the Excluded Contracts;

               (D)  any Liabilities of the Company for Indebtedness of any kind;

               (E) except as provided in Section 7(h)(iii) below, Liabilities of the Company with respect to any of the Company Plans;

               (F) Liabilities of the Company arising under or with respect to any Equity Rights of the Company, Liabilities arising from any preemptive or similar rights on the part of any holder of any equity securities of the Company, and Liabilities arising from any options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell any equity securities or any securities convertible into or exchangeable for any such equity securities;

               (G) Liabilities of the Company arising under this Agreement (or under any side agreement between the Company and/or any Partner on the one hand and the Buyer and/or Parent on the other hand entered into on or after the date of this Agreement) for failure to perform its obligations hereunder;

               (H) Liabilities arising as a result of the failure of the Company to be in good standing under the laws of its jurisdiction of organization;

               (I) Liabilities arising as a result of the failure of the Company to comply with the partnership, or other laws, rules, or regulations of any federal, state, local or foreign government relating to the existence of the Company as an entity;

               (J) Liabilities of the Company to its Partners arising by law, pursuant to the charter documents (including but not limited to the certificate of limited partnership and the agreement of limited partnership) of the Company, or as a result of the consummation of the transactions contemplated by this Agreement;

               (K) Liabilities of the Company or the Partners arising as a result of the failure to pay any federal or state income Taxes;

               (L) Liabilities of the Company arising as a result of claims based on or arising from any injunction, judgment, order, decree, ruling, or charge filed against the Company as a result of any suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator against the Company commenced on or prior to the Closing Date;

               (M) Except for those Liabilities of the Company arising on or prior to the Closing Date with respect to the employee profit-sharing arrangement of the Company (a copy of which is attached hereto as Exhibit I) to the extent such
                                          ---------
                    Liabilities have been accrued on the Closing Date Balance Sheet, Liabilities of the Company arising under entitlements due to any employees, whether by contractual obligation or normal business expectation, or pursuant to any stock appreciation or phantom stock plan or program, including but not limited to those Liabilities of the Company to its employees arising under that certain Transition Incentive Bonus Program of the Company, a copy of which is attached hereto as Section 1(a) of the Company Disclosure Schedule (the "Transition Incentive Bonus Program"); and

               (N) Liabilities of the Company for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to the costs and expenses of Updata Capital, Inc.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

     "Business" means the business conducted by the Company prior to and as of the Closing Date.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer's Advisors" has the meaning set forth in Section 6(a)(i) below.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, inclusive of deposits-in-transit and after deduction for outstanding checks.

     "Closing" has the meaning set forth in Section 2(f) below.

     "Closing Consideration" has the meaning set forth in Section 2(c).

     "Closing Date" has the meaning set forth in Section 2(f) below.

     "Closing Date Balance Sheet" has the meaning set forth in Section 2(h)(ii) below.

     "COBRA" has the meaning set forth in Section 3(y)(vi) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the preface above.

     "Company Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Company Plans" has the meaning set forth in Section 3(y) below.

     "Confidential Information" means: (a) confidential data and confidential information relating to the business of any Party (the "Protected Party") which is or has been disclosed to another Party (the "Recipient") or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and is not generally known to its competitors; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property, Software, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not commonly known or available to the public. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that
(v) has been voluntarily disclosed to the public by the Protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was already known by Recipient prior to such disclosure through no wrongful act or omission of, or violation of the terms hereof by, Recipient (as evidenced by written documentation) or was lawfully and rightfully disclosed to Recipient by another Person, or (z) is required to be disclosed by law or order without the availability of applicable protective orders or treatment.

     "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement, including any Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement, including any Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement, including any Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) employee welfare benefit plan, including any Employee Welfare Benefit Plan (as defined in

ERISA Section 3(1)), (v) fringe benefit plan or program, and (vi) each employment, severance, salary continuation or other contract, incentive plan, insurance plan arrangement, bonus plan and any equity plan or arrangement without regard to whether such plan, arrangement, program or contract exists under US or any similar non-US law, rule or regulation.

     "Employees" has the meaning set forth in Section 7(h)(i) below.

     "Employment Agreement" has the meaning set forth in Section 5(a)(vii) below.

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other US and non-US laws (including rules, regulations, state law rulings, codes, plans, permits, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (which foreign governments shall include, but not be limited to, Germany, The Netherlands, the European Union, and Singapore) (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances in ambient air, surface water, drinking water, wetlands, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Equity Rights" means any and all plans permitting the issuance of the partnership interests of the Company, options to acquire partnership interests of the Company; and/or other rights to acquire partnership interests of the Company that are valued in whole or in part by reference to the partnership interests of the Company or that may be settled in partnership interests of the Company.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means SunTrust Bank, N.A.

     "Escrow Agreement" means the Escrow Agreement dated as of the Closing Date, entered into among the Parent, the Buyer, the Company, the General Partner, and the Escrow Agent with respect to the indemnification obligations of the Company and the General Partner under Section 8 of this Agreement, the form of which is set forth as Exhibit B.
             ---------

     "Estimated Adjustment Schedule" has the meaning set forth in Section 2(a) below.

     "Estimated Net Working Capital" has the meaning set forth in Section 2(a) below.

     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, and any counterpart or similar non-US law.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Final Adjustment Schedule" has the meaning set forth in Section 2(h)(ii) below.

     "Financial Statements" has the meaning set forth in Section 3(f) below.

     "First Escrow Period" has the meaning set forth in Section 8(b)(v) below.

     "Foreign Plans" has the meaning set forth in Section 3(y)(ii) below.

     "Four-Digit Dates" has the meaning set forth in Section 3(m)(iv) below.

     "GAAP" means United States generally accepted accounting principles as in effect as of the date hereof.

     "General Partner" has the meaning set forth in the preface above.

     "Hazardous Substance" means any substance regulated under or defined by Environmental, Health, and Safety Laws, including, but not limited to, any pollutant, contaminant, hazardous substance, hazardous constituent, hazardous waste, special waste, solid waste, industrial waste, petroleum derived substance or waste, or toxic substance.

     "Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), including the current portion of such indebtedness, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations.

     "Indemnified Party" has the meaning set forth in Section 8(d) below.

     "Indemnifying Party" has the meaning set forth in Section 8(d) below.

     "Intellectual Property" means, with respect to the Business:

          (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all US and non-US patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisionals, continuations-in-part, revisions, extensions, and reexaminations thereof;

          (b) all US and non-US trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

          (c) all copyrightable works, all US and non-US copyrights, and all applications, registrations, and renewals in connection therewith;

          (d) all mask works and all applications, registrations, and renewals in connection therewith;

          (e) all trade secrets and confidential business information (including without limitation ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

          (f)  all other proprietary rights;

          (g)  all Owned Software and all Licensed Software;

          (h) all right, title, and interest in and to the name "Media Cybernetics"; and

          (i) all right, title, and interest in and to the world wide web internet domain names "www.imageproshop.com", "www.solutions-zone.com", "www.mediacy.com", "www.optimas.com", "www.drill-down.com",
     "www.mediacybernetics.com", "www.image-pro.com", and each other world wide web internet domain name owned by the Company, and each other world wide web internet domain name used in the Business.

          (j) with respect to each of the foregoing, all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means, with respect to the Company, or the General Partner, the knowledge of Doug Paxson, Michael P. Galvin, Scott Ireland, Dean Sequera, John Schmitz, Bill Shotts, David Neubrech, or Joyce Mooney.

     "Leased Real Property" has the meaning set forth in Section 3(k) below.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), obligation or commitment, including any liability for Taxes.

     "Licensed Software" has the meaning set forth in Section 3(m)(i) below.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Net Working Capital" means the excess of total current assets, including without limitation cash, accounts receivable, net inventories (calculated in a first-in, first-out basis), prepaid expenses, and other current assets, in each case to the extent such are Acquired Assets, less total current liabilities, including without limitation accounts payable, accrued benefits (including but not limited to accrued employee bonus payments and accrued profit sharing payments), accrued liabilities, and deferred rent expense (but excluding liabilities for accrued interest, deferred employee compensation, accrued Tax liability, deferred income, and any Indebtedness) to the extent such are Assumed Liabilities, in each case determined in accordance with GAAP, and to the extent consistent with GAAP, applied on a basis consistent with the preparation of the Financial Statements. All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

     "Noncompetition and Assignment of Inventions Agreement" has the meaning set forth in Section 5(a)(v) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Owned Software" has the meaning set forth in Section 3(m)(i) below.

     "Partners" means the General Partner, and each of the limited partners of the Company.

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Process Agent" has the meaning set forth in Section 9(p) below.

     "Product Warranty Claims" means claims of the customers of the Company and/or users made at any time with respect to products sold, manufactured, leased or delivered by the Company.

     "Prohibited Transaction" has the meaning set forth in Section 3(y)(vii)(B) below.

     "Purchase Price Adjustment" has the meaning set forth in Section 2(h)(i) below.

     "Second Escrow Period" has the meaning set forth in Section 8(b)(v) below.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, conditional sale or title retention agreement, hypothecation, collateral assignment, security interest, easement or other encumbrance of any kind or nature whatsoever, other than (a) mechanic's, materialmen's, and similar liens incurred in the Ordinary Course of Business not yet due and payable, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

     "Software" has the meaning set forth in Section 3(m)(i) below.

     "Subsidiary" means any corporation, limited partnership, limited liability company, or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or general partners, as the case may be.

     "Takeover Proposal" means any written inquiry, proposal or offer from any Person relating to (A) any direct or indirect acquisition or purchase of (i) the assets of the Company outside of the Ordinary Course of Business (other than the transactions contemplated by this Agreement), or (ii) any securities of the Company, or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

     "Tax" means any federal, state, local, or foreign (including, but not limited to, Germany, The Netherlands, the European Union, and Singapore) income, built-in gains (within the meaning of Code Section 1374 or any comparable foreign, state or local provisions), gross receipts, excess net passive income (within the meaning of Code Section 1375 or any comparable foreign, state or local provisions), license, payroll, employment, excise, severance, stamp, occupation, premium, supplementary taxes, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock (or other equity security), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, retailer's occupation taxes and other taxes commonly understood to be sales or use taxes, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto (including without limitation any additions to tax or additional amounts with respect thereto), whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8(d)(i) below.

     "Undisclosed Liabilities" has the meaning set forth in Section 3(h) below.

     "US Plans" has the meaning set forth in Section 3(y)(ii) below.

     2. Purchase and Sale of the Acquired Assets and Assumption of Assumed Liabilities.

          (a) Calculation of Estimated Net Working Capital of the Company. The Company has calculated the estimated Net Working Capital of the Company as of the commencement of business on May 31, 2001 (the "Estimated Net Working Capital"), and has presented such calculation to the Parent and the Buyer (such calculation of the Estimated Net Working Capital, as provided to the Parent and the Buyer, shall be referred to herein as the "Estimated Adjustment Schedule"), a copy of which Estimated Adjustment Schedule is attached hereto as Exhibit J.
                        ---------

          (b)  Purchase and Sale of Acquired Assets; Assumption of Liabilities.

               (i) The Buyer agrees to purchase from the Company, and the Company agrees to sell, transfer, convey, assign and deliver to the Buyer, all of the Acquired Assets effective as of the close of business on June 30, 2001, for the consideration specified in Section 2(c) below.

               (ii) On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities effective as of the close of business on June 30, 2001, for the consideration specified in Section 2(c) below. The Buyer shall pay and discharge when due, or contest in good faith, all of those Liabilities which are Assumed Liabilities. The Buyer will not assume or have any responsibility, however, with respect to any Liability or obligation of the Company or the General Partner which is an Excluded Liability.

                        (iii) In the event of any claim against the Buyer with
                respect to any of the Assumed Liabilities, without limiting Buyer's remedies or defenses, the Buyer shall have, and the Company hereby assigns to the Buyer, to the extent it may lawfully do so, any defense, counterclaim, or right of setoff which would have been available to the Company if such claim had been asserted against the Company.

                        (iv) The assumption by the Buyer of the Assumed Liabilities, and the transfer thereof by the Company, shall in no way expand the rights or remedies of any third party against the Buyer or its officers, directors, employees, stockholders, and advisors as compared to the rights and remedies which such third party would have had against the Company had the Buyer not assumed such Assumed Liabilities. The Company shall pay and discharge when due, or contest in good faith, all of those Liabilities which are Excluded Liabilities.

                (c) Consideration. At Closing, in consideration for the sale, transfer, conveyance, assignment, and delivery of the Acquired Assets by the Company to the Buyer and the assumption by the Buyer of the Assumed Liabilities from the Company, the Company shall be entitled to receive, in the manner described in Section 2(e) below, Seventeen Million Three Hundred Seventy Five Thousand Dollars ($17,375,000.00) (the "Closing Consideration"), subject to those post-Closing adjustments as provided in Section 2(h) below (the net amount is referred to as the "Asset Purchase Consideration").

                (d) [Intentionally Deleted] Payment of Closing Consideration. At the Closing, the Closing Consideration shall be paid as follows:

                        (i) that amount, if any, of the Closing Consideration necessary to be paid to applicable lenders and other creditors of the Company to pay off Indebtedness or obtain clear title to the Acquired Assets, shall be paid to such lenders and other creditors in accordance with the payoff letters provided by such creditors;

                        (ii) Three Million Three Hundred Thousand Dollars ($3,300,000.00) of the Closing Consideration shall be paid to the Escrow Agent, to be held and disbursed as provided in
                Section 8 below and the Escrow Agreement; and

                        (iii) the balance of the Closing Consideration shall be
                paid to a bank or other account designated in writing to the Buyer by the Company at least two business days prior to the Closing Date by wire transfer of immediately available federal funds, which amount shall be paid to the Company.

                (f) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Powell, Goldstein, Frazer & Murphy LLP, 1001 Pennsylvania Avenue, N.W., Suite 600 South, Washington, D.C. 20004-2505, at 10:00 a.m., on Monday July 2, 2001, or such other date and time, or in such other manner, as the Parties may agree (the "Closing Date").

                (g) Deliveries at the Closing. At the Closing, (i) the Company and the General Partner will deliver to the Parent and the Buyer the various certificates, instruments, and documents referred to in
        Section 5(a) below; (ii) the Parent and the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Company and the General Partner will execute, acknowledge (if appropriate), and deliver to the Parent and the Buyer such documents as the Parent, the Buyer, and their counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Company such documents as the Company and its counsel reasonably may request; and (v) the Buyer will deliver to the Company, and others specified in Section 2(e), the Closing Consideration.

                (h)     Minimum Net Working Capital Adjustment.

                        (i) The Closing Consideration shall be (i) reduced on a dollar-for-dollar basis to the extent that the Net Working Capital of the Company as of the close of business on June 30, 2001, is less than $900,000, or (ii) increased on a dollar-for-dollar basis to the extent that the Net Working Capital of the Company as of the close of business on June 30, 2001, is greater than $900,000. Any decrease or increase in the Closing Consideration pursuant to this Section 2(h) shall be referred to as a "Purchase Price Adjustment".

                        (ii) No later than forty five (45) days after the Closing Date, the Parent shall deliver to the Company (i) a balance sheet and a statement of operations of the Company for the period ended as of the close of business on June 30, 2001 (the "Closing Date Balance Sheet"), and (ii) a separate statement calculating Net Working Capital of the Company as of the close of business on June 30, 2001, based on the Closing Date Balance Sheet, showing any calculations with respect to any necessary Purchase Price Adjustment, including any necessary adjustments to the Estimated Adjustment Schedule (the "Final Adjustment Schedule"). The Company shall have the right to examine and make copies of the work papers and such other documents that are generated or reviewed by the Parent in connection with the preparation of the Closing Date Balance Sheet and the Final Adjustment Schedule.

                        (iii) The Company shall, within forty-five (45) days
                following its receipt of the Closing Date Balance Sheet and the Final Adjustment Schedule, accept or reject the Purchase Price Adjustment submitted by the Parent. If the Company disagrees with such calculation, it shall give written notice to the Parent of such disagreement and any reason therefor within such forty-five (45) day period. Should the Company fail to notify the Parent of a disagreement within such forty-five (45) day period, the Company shall be deemed to agree with the

                Parent's calculation. Any disagreement with respect to the determination of any Purchase Price Adjustment shall be referred to the Washington, D.C. office of Ernst & Young LLP (the "Arbitrator"). The Arbitrator shall act as an arbitrator and shall issue its report as to the Net Working Capital as of the close of business on June 30, 2001, and the determination of the Purchase Price Adjustment reflected in the Final Adjustment Schedule within sixty (60) days after such dispute is referred to the Arbitrator. The Company on the one hand, and the Parent on the other hand, shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne by the Company and the Parent in such proportion as the Arbitrator shall determine based on the relative merit of the position of the parties. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

                        (iv) If, based on the Final Adjustment Schedule as finally determined pursuant to this Section 2(h), (i) the Net Working Capital of the Company as of the close of business on June 30, 2001, is less than the Estimated Net Working Capital, the Company (or in the event the Company does not have adequate financial resources, the General Partner) shall pay to the Buyer an amount equal to such deficit, or (ii) the Net Working Capital of the Company as of the close of business on June 30, 2001, is greater than the Estimated Net Working Capital, the Buyer shall pay to the Company an amount equal to such excess. Final amounts due hereunder shall be paid no later than five (5) business days following the Company's agreement with the Parent's calculation of the Purchase Price Adjustment, or in the event of a disagreement, following the resolution of such disagreement by written agreement of the Parent and the Company, or the determination of the Arbitrator pursuant to Section 2(h)(iii) above.

                (i) Allocation of Asset Purchase Consideration. The Asset Purchase Consideration and the Assumed Liabilities shall be allocated to the Acquired Assets as set forth on Exhibit A attached hereto (the
                                            ---------
        "Allocation"). The Parties shall report the sale and purchase of the Acquired Assets on all tax returns and tax forms (including, without limitation, Form 8594 of the Internal Revenue Service) in a manner consistent with such Allocation and shall not, in connection with the filing of such returns or forms, make any Allocation of the Asset Purchase Consideration and the Assumed Liabilities which is inconsistent with the Allocation. The Parties agree to consult with one another with respect to any tax audit, controversy or litigation relating to the Allocation.

        3.      Representations and Warranties of the Company and the General
Partner.

        The Company and the General Partner, jointly and severally, represent and warrant to the Parent and the Buyer that the statements contained in this
Section 3 are true, correct and complete as of the date hereof, except as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Company accompanying this Agreement and initialed by the Company and the Buyer (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

               (a) Organization of the Company. The Company is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in Maryland and every other jurisdiction where such qualification is required, which jurisdictions are set forth on
          Section 3(a) of the Company Disclosure Schedule. The Partners listed on Section 3(a) of the Company Disclosure Schedule are the sole record and beneficial owners of the partnership interests of the Company. The Company does not have any Subsidiaries.

               (b) Authorization of Transaction. The Company and the General Partner have full power and authority (including, with respect to the Company, full partnership power and authority, and with respect to the General Partner, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The General Partner has the full power and authority to authorize, and the General Partner has duly authorized, the execution, delivery and performance of this Agreement by the Company. This Agreement constitutes the valid and legally binding obligation of the Company and the General Partner, and (assuming the due authorization and valid execution and delivery hereof by the Buyer and the Parent) is enforceable against the Company and the General Partner in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Neither the Company nor the General Partner need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any United States, Germany, The Netherlands, European Union, Singapore, or other governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

               (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or the Partners are subject or any provision of the certificate of limited partnership or the agreement of limited partnership of the Company, or (ii) except as otherwise set forth on
          Section 3(c) of the Company Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or the Partners are a party or by which the Company or the Partners are bound or to which any of the assets of the Company are subject (or result in the imposition of any Security Interest upon any of the Acquired Assets or the Assumed Liabilities).

                (d) Brokers' Fees. Neither the Company nor any of the Partners has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except the fees and expenses of Updata Capital, Inc., which shall be paid by the Company (or in the event the Company does not have adequate financial resources, the General Partner).

                (e) Title to Acquired Assets. The Company has good title to all of the Acquired Assets free and clear of any Security Interest, or in the case of Acquired Assets which are leased by the Company, the Company has a valid leasehold interest in such Acquired Assets, free and clear of any Security Interest. The General Partner has conveyed, assigned, and delivered to the Company any asset used by the Company in the Business which constitutes an Acquired Asset, and any liability of the Company which constitutes an Assumed Liability, which prior to the Closing was owned by the General Partner, or licensed by the General Partner to the Company. The Company has the right to convey, and upon the transfer of the Acquired Assets to the Buyer, the Company will have conveyed, good title and interest in and to the Acquired Assets, free and clear of all Security Interests.

                (f) Financial Statements. Attached hereto as Section 3(f) of the Company Disclosure Schedule are unaudited consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Company for the period ending as of December 31, 2000, audited consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Company for the period ending as of December 31, 1999, and unaudited interim consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Company through March 31, 2001 (the "Financial Statements").

                        (i) Each of the Financial Statements is true, correct, complete and consistent with the books and records of the Company. Each of the Financial Statements has been prepared in accordance with GAAP, and presents fairly the financial condition and results of operations and cash flows of the Company at the dates and for the periods specified, subject, in the case of unaudited financial statements, to the absence of notes and the absence of normal recurring year-end adjustments and procedures (none of which require material adjustment or are inconsistent with past practice).

                        (ii) Accounts payable reflected in the Financial Statements have arisen from bona fide transactions. All debts, liabilities and obligations of the Company incurred after the date of the Financial Statements were incurred in the Ordinary Course of Business, arose from bona fide transactions, and are usual and normal in amount both individually and in the aggregate. The Company is not directly or indirectly liable to or obligated to provide funds in respect of or to guaranty or assume any obligation of any person except to the extent reflected and fully reserved against in the Financial Statements. Except as set forth in the Financial Statements, all liabilities of the Company can be prepaid without penalty at any time.

                        (iii) The loans, notes and accounts receivable reflected
                in the Financial Statements and all such loans, notes and accounts receivable arising after the applicable dates of the Financial Statements arose, and have arisen, from bona fide transactions, and the bad debt reserves established in connection with such loans, notes, and accounts receivable are in conformity with GAAP.

                (g) Events Subsequent to December 31, 2000. Since December 31, 2000, except with respect to changes in the general economic condition of the industry in which the Company conducts its Business, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company. Without limiting the generality of the foregoing, except as set forth on Section 3(g) of the Company Disclosure Schedule, since that date, the Company:

                        (i) has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, except for sales of inventory in the Ordinary Course of Business;

                        (ii) has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $15,000 and outside the Ordinary Course of Business;

                        (iii) has not, and to the Knowledge of the Company no
                party has, accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $15,000 to which the Company is a party or by which it is bound;

                        (iv) has not imposed or permitted any Security Interest upon any of its assets, tangible or intangible;

                        (v) has not made any distribution (including but not limited to any distribution to any Partner) or any capital expenditure (or series of related capital expenditures) either involving more than $15,000 or outside the Ordinary Course of Business, and with respect to the period from February 22, 2001, through the date hereof, has not made any distribution or any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business, except with the prior written consent of the Parent or the Buyer;

                        (vi) has not made any capital investment in, any loan to, or any acquisition of the securities of, any other Person, and has not made any acquisition of the assets of any other Person outside of the Ordinary Course of Business;

                        (vii) has not issued any note, bond, or other debt
                security or created, incurred, assumed, or guaranteed any Indebtedness, and with respect to the period from February 22, 2001, through the date hereof, has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness, except with the prior written consent of the Parent or the Buyer;

               (viii) has not delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business;

               (ix) has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

               (x) except in the Ordinary Course of Business to customers of the Company, has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xi) has not changed or authorized any change in its certificate of limited partnership, agreement of limited partnership or similar charter documents;

               (xii) has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

               (xiii) has not made any loan to, or entered into any other transaction with, any of its partners, officers, and employees;

               (xiv) has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, and with respect to the period from February 22, 2001, through the date hereof, has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except with the prior written consent of the Parent or the Buyer;

               (xv) has not granted any increase in the compensation of any of its partners, officers, and employees, and with respect to the period from February 22, 2001, through the date hereof, has not granted any increase in the compensation of any of its partners, officers, and employees, except with the prior written consent of the Parent or the Buyer;

               (xvi) has not, except as required to comply with applicable law, adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its partners, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), to the extent such amendment, modification or termination had the effect of enhancing any benefits thereunder or increasing the cost thereof to the Company, and with respect to the period from February 22, 2001, through the date hereof, has not adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its partners, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), except with the prior written consent of the Parent or the Buyer;

               (xvii) has not made any other change in employment terms for any of its partners, officers, and employees;

               (xviii) has not made or pledged to make any charitable or other capital contribution;

               (xix) has not suffered or experienced any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

               (xx) has not declared or paid any dividend or other distribution, whether in cash or other property, and with respect to the period from February 22, 2001, through the date hereof, has not declared or paid any dividend or other distribution, whether in cash or other property, except with the prior written consent of the Parent or the Buyer; and

               (xxi) has not entered into a commitment to do any of the foregoing.

          (h) Undisclosed Liabilities. The Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements, (ii) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty claims, product liability, tort, infringement, or violation of law), (iii) Liabilities which will arise from and after the date hereof in the Ordinary Course of Business under the Assumed Contracts, (iv) the Excluded Liabilities, and (v) Liabilities which are disclosed on Section 3(h) of the Company Disclosure Schedule ("Undisclosed Liabilities").

          (i) Legal Compliance. The Company has complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign (including but not limited to Germany, The Netherlands, the European Union, and Singapore) governments (and all agencies thereof), which the failure to comply with which, individually or in the aggregate, will result in Adverse Consequences the costs of which will exceed $15,000, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. The Company has duly filed all reports and returns required to be filed by it with governmental authorities and obtained all governmental permits and licenses and other governmental consents which are required in connection with the businesses and operations of the Company; all of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them are pending or threatened, except where any of the above would not have a material adverse effect on the Acquired Assets, the Assumed Liabilities, the Business or the Company. Notwithstanding the foregoing, the representations under Section 3(i) are not made with respect to any Taxes, labor matters, Company Plans or Environmental Laws and that the representations and warranties with respect to compliance regarding Taxes, labor matters, Company Plans and Environmental Laws are made only in Sections 3(j), 3(x), 3(y), and 3(aa), respectively.

               (j)  Tax Matters.

                    (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company and with respect to the Business, the Partners (whether or not shown on any Tax Return) have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not been a member of an Affiliated Group that has filed a "consolidated return" within the meaning of Code Section 1501, or has filed a combined or consolidated return with another entity with any other taxing authority.

                    (ii) The Company has made all withholdings of Taxes required to be made in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

                    (iii) The Company is not currently under audit with respect to Taxes by any authority, and has not received any notice or other indication that any authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Company has Knowledge based upon personal contact with any agent or representative of such authority. Section 3(j) of the Company Disclosure Schedule lists all federal, state, local, and foreign (including but not limited to Germany, The Netherlands, the European Union, and Singapore) income Tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer true, correct and complete copies of all federal, state, and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997.

                    (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or
          (B) has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (k)  Real Property. The Company does not own any real property.
     Section 3(k) of the Company Disclosure Schedule lists and describes briefly all real property leased to the Company (the "Leased Real Property"). The Company has delivered to the Buyer true, correct and complete copies of the leases for the Leased Real Property (as amended to date). With respect to each lease for Leased Real Property:

               (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               (ii) the Company is not, and to the Knowledge of the Company, no party to the lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iii) the Company has not, and to the Knowledge of the Company, no party to the lease or sublease has, repudiated any provision thereof;

               (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

               (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; or

               (vi) all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations.

          (l)  Intellectual Property.

               (i) The Company owns, or has the right to use pursuant to written license, sublicense, agreement, or permission, all of the Intellectual Property necessary or used in the operation of the Business as presently conducted or as proposed to be conducted, and is not a party to any unwritten or implied licenses. The Partners and each officer, employee, or independent contractor of the Company has heretofore transferred to the Company all right, title and interest of such person in and to any Intellectual Property used or necessary for the operation of the Business as presently conducted or as proposed to be conducted. Each item of Intellectual Property included among the Acquired Assets or owned or used by the Company or the Partners immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except with respect to those Liabilities arising under those licenses, sublicenses, agreements, or permissions for Intellectual Property to which the Company is a party and which Intellectual Property is owned by a third party, as set forth on
          Section 3(l)(iv) of the Company Disclosure Schedule, the Company has no Liability to any Person with respect to the Intellectual Property, or with respect to the license, distribution, use, creation, development, design, implementation, or adaptation of the Intellectual Property to the Business.

               (ii) Neither the Company nor with respect to the Business, the Partners, have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor, with respect to the Business, the Partners, have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or, with respect to the Business, the Partners, must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

               (iii) Section 3(l)(iii) of the Company Disclosure Schedule identifies each patent or registration which has been issued or transferred to the Company or the Partners with respect to any of the Intellectual Property, identifies each pending patent application or registration which the Company or the Partners has made with respect to any of the Intellectual Property, and identifies each license, agreement, or other permission which the Company or the Partners has granted to any third party with respect to any of the Intellectual Property. The Company has delivered to the Buyer true, correct and complete copies of all such patent, trademark and copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(l)(iii) of the Company Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3(l)(iii) of the Company Disclosure Schedule:

                     (A) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                    (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (C) no action, suit, proceeding, hearing, investigation,
               charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (D) except in the Ordinary Course of Business with respect to customers of the Company pursuant to those agreements set forth on the Company Disclosure Schedule, neither the Company nor, with respect to the Business, the Partners have ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (iv) Section 3(l)(iv) of the Company Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses or distributes pursuant to license, sublicense, agreement, or permission (but specifically excluding any off-the-shelf computer program that is validly and properly licensed under a shrink-wrap license). The Company has delivered to the Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission (specifically including, but not limited to, any off-the-shelf computer program that is validly and properly licensed under a shrink-wrap license):

                    (A) the license, sublicense, agreement, or permission
               covering the item is legal, valid, binding, enforceable, and in full force and effect;

                    (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    (C) neither the Company nor, to the Knowledge of the
               Company, any other party to the license, sublicense, agreement, or permission, is in breach or default thereunder, and no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (D) the Company has not, and to the Knowledge of the
               Company, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

                    (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                    (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                    (H) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (m)  Software.

               (i) Section 3(m)(i) of the Company Disclosure Schedule sets forth under the caption "Owned Software" a true, correct and complete list of all computer programs (source code or object code) which were developed for or on behalf of, or have been purchased by, the Company and which are currently used internally by the Company or which have been distributed by the Company and all computer programs under development by the Company but not currently distributed (collectively, the "Owned Software"), and Section 3(m)(i) of the Company Disclosure Schedule sets forth under the caption "Licensed Software" a true, correct and complete list of all computer programs (source code or object code) licensed to the Company by another person which are currently used internally by the Company or which have been distributed by the Company, whether as integrated or bundled with any Owned Software or as a separate stand-alone product (specifically excluding any off-the-shelf computer program that is validly and properly licensed under a shrink-wrap license) (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").

               (ii) The Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use, create derivative works of, or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Security Interests. The Company is in actual possession of the source code and object code for each computer program included in the Owned Software, and the Company is in possession of all other documentation, including without limitation all related engineering specifications, program flow charts, installation and user manuals, and know-how necessary for the effective use of the Software as currently used in, or in development in, the Company's business or as offered or represented to the Company's customers or potential customers. The Company is in actual possession of the object code and user manuals for each computer program included in the Licensed Software. The Software constitutes all of the computer programs necessary to conduct the Business as now conducted, and includes all of the computer programs licensed or offered for license to the Company's customers and potential customers or otherwise under development, or used in the development, marketing, licensing, sale or support of the products and the services presently offered by the Company. Except pursuant to licenses or sublicenses granted by the Company to its customers in the Ordinary Course of Business, no person other than the Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof. Except with respect to those Liabilities arising under those licenses, sublicenses, agreements, or permissions for Licensed Software to which the Company is a party, as set forth on Section 3(m)(i) of the Company Disclosure Schedule, the Company has no Liability to any Person with respect to the Software, or with respect to the license, distribution, use, creation, development, design, implementation, or adaptation of the Software to the Business.

               (iii) Section 3(m)(iii) of the Company Disclosure Schedule sets forth a true, correct and complete list, by computer program, of (A) all persons other than the Company and its current and former employees that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software, and (B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation. Except as set forth on Section 3(m)(iii) of the Company Disclosure Schedule, no Person (other than the Company and its current and former employees) is in possession of, or has or has had access to, any source code for any computer program included in the Owned Software.

               (iv) Except as set forth on Section 3(m)(iv) of the Company Disclosure Schedule, there are no defects in any computer program included in the Software, which Software is (i) currently used internally by the Company, (ii) currently being distributed by the Company, or (iii) under development by the Company but not currently distributed, that could reasonably be expected to adversely affect, in any material way, the functioning thereof in accordance with any published specifications therefor or in accordance with any warranties given with respect thereto. Without limiting the generality of the foregoing, all of the Software has the following properties and capabilities: (A) the capability to correctly recognize and accurately process dates expressed as a four-digit number (or the binary equivalent or other machine-readable iteration thereof) (collectively, "Four-Digit

          Dates"); (B) the capability to accurately execute calculations using Four-Digit Dates; (C) the functionality (both on-line and batch), including entry, inquiry, maintenance and update, to support processing involving Four-Digit Dates; (D) the capability to generate interfaces and reports that support processing involving Four-Digit Dates; (E) the capability to provide correct results in forward and backward data calculations spanning century boundaries, including the conversion of pre-2000 dates currently stored as two-digit dates; and
          (F) the capability to correctly recognize leap years, including the year 2000, and to properly process date calculations involving or spanning leap years. Each computer program included in the Software is in machine readable form and contains all current revisions. Section 3(m)(iv) of the Company Disclosure Schedule sets forth a true, correct and complete list of current claims of defects by customers of the Company under warranties or support and maintenance agreements.
          Section 3(m)(iv) of the Company Disclosure Schedule sets forth a true, correct and complete list of and brief description of the status of, any current developments or efforts with respect to the Owned Software, including without limitation, the development of new computer programs or enhancements or revisions to existing computer programs included in the Owned Software and software fixes in progress for any person to whom or which the Company has sold, licensed, leased, transferred, or otherwise furnished Software or related products or services.

               (v) Except as set forth on the Company Disclosure Schedule, none of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company of any version or release of any computer program included in the Software obligates or will obligate the Company to pay any royalty, fee, or other compensation to any other person.

               (vi) Except as set forth on Section 3(m)(vi), the Company does not market, nor has the Company marketed, and the Company has not supported or is obligated to support, any Licensed Software independent of the Owned Software.

               (vii) Except as specified in Section 3(m)(vii) of the Company Disclosure Schedule: (A) no agreement, license or other arrangement pertaining to any of the Software (including, without limitation, any development, distribution, marketing, use or maintenance agreement, license or arrangement) to which the Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; and (B) all licenses covering Licensed Software are of perpetual duration (subject to provisions allowing the Company to terminate and provisions allowing the respective licensors to terminate in the event of a breach by the Company).

          (n) No Infringement. Neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company or any of its successors or assigns of any Intellectual Property (and, to the Knowledge of the Company, the Licensed Software), as such Intellectual Property, as the case may be, is or was, or is currently contemplated to be sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will
     (A) infringe on any patent, trademark, copyright or other intellectual property right of any other third party, (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person or a violation of any relevant agreement governing the license of the Licensed Software to the Company, or (C) entitle any other person to any interest therein, or right to compensation from the Company or any of its successors or assigns, by reason thereof. The Company has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding, or investigation involving matters of the type contemplated by the immediately preceding sentence or has Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except with respect to Intellectual Property which is licensed by the Company from third parties, there are no restrictions on the ability of the Company or any of its successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Intellectual Property.

          (o) Tangible Assets. The Company owns or leases all of the tangible assets which are Acquired Assets, including but not limited to all such buildings, machinery, equipment, and other tangible assets, used in the conduct of the Business as presently conducted. Each such Acquired Asset is free from any known material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The Acquired Assets constitute all of the tangible assets used in the conduct of the Business as presently conducted.

          (p) Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, subject to any reserves therefor in the Financial Statements and none of which is slow moving (except for parts and components on hand for servicing products already sold), obsolete, damaged, or defective in excess of any reserves therefor on the Financial Statements.

          (q) Contracts. Section 3(q) of the Company Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Company is a party:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $15,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or which to the Knowledge of the Company will result in a loss to the Company, or which involves consideration, in excess of $15,000;

               (iii)  any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any Indebtedness, under which the Company has imposed a Security Interest on any of its respective assets, tangible or intangible;

               (v) any agreement concerning confidentiality or noncompetition;

               (vi) any agreement pursuant to which the Company licenses other persons to use any of the Software or has agreed to support, maintain, upgrade, enhance, modify, port, or consult with respect to any of the Software, or pursuant to which other persons license the Company to use the Licensed Software;

               (vii) any agreement by which the Company has agreed to design, develop, author or create any new custom, or customized software for any third party;

               (viii) any agreement involving the Partners to which the Company is a party;

               (ix) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company's current or former partners, officers, and employees;

               (x) any agreement (A) for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $15,000 or (B) providing severance benefits;

               (xi) any agreement under which the Company has advanced or loaned any amount to any of its partners, officers, and employees; or

               (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $15,000.

     The Company has delivered to the Buyer a true, correct and complete copy of each written agreement listed in Section 3(q) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(q) of the Company Disclosure Schedule. With respect to each such agreement: (A) assuming the due authorization, valid execution and delivery thereof by the other Persons thereto, the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (B) to the Knowledge of the Company, and except as set forth on
     Section 3(c) of the Company Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (C) the Company is not, and to the Knowledge of the Company, no other party is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreements; (D) no party has repudiated any provision of the agreement; and
     (E) such agreement does not prohibit or require consent in the event of a change of control of the Company. With respect to each customer order listed in Section 3(q) of the Company Disclosure Schedule, the Company does not have any Knowledge of any basis for cancellation thereof.

          (r) Notes and Accounts Receivable. The notes and accounts receivable of the Company included among the Acquired Assets are reflected properly on the books and records of the Company and are valid receivables subject to no setoffs or counterclaims; and all of such notes and accounts receivable will be collectable when due, subject only to the reserve for bad debts set forth on the face of the Financial Statements dated as of March 31, 2001.

          (s) Powers of Attorney. Except as set forth on Section 3(s) of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

          (t) Insurance. Section 3(t) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

               (i)   the name, address, and telephone number of the agent;

               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (iii) the policy number and the period of coverage;

               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) all policy premiums due to date have been paid in full, and to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods for which it purports to provide coverage subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement or moratorium or other similar laws from time to time affecting creditor's rights generally; (B) the Company is not and, to the Knowledge of the Company, no other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Section 3(t) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company.

          (u) Litigation. The Company (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party nor, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

          (v) Product Warranty. Each product manufactured, sold, leased, or delivered by the Company or service provided by the Company has been in conformity with all of their applicable contractual commitments and express and implied warranties, and the Company does not have any Liability with respect to such products manufactured, sold, leased, or delivered (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for Product Warranty Claims for which adequate reserves are set forth on the Financial Statements. Except as otherwise may be provided by applicable law, no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(v) of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

          (w) Product Liability. There are no existing or, to the Knowledge of the Company, threatened, claims against the Company arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company which could result in Liability to the Company, and the Company does not have any Knowledge of a Basis for any such claim.

          (x) Employees. Section 3(x) of the Company Disclosure Schedule sets forth (A) the name, and (B) the current annual salary (or hourly wage), including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, of all present employees, consultants, and independent contractors employed by the Company. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practice. The Company does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees. There is no claim outstanding or, to the Knowledge of the Company, threatened, or any Basis for a claim respecting employment of any past or present employee of the Company including, without limitation, claims of personal injury (unless fully covered by worker's compensation, liability or indemnity insurance) discrimination, wage, hours or similar laws or regulations. There are no written employment or similar agreements for a fixed term between any employee of the Company and the Company; each employee of the Company is an at-will employee.

          (y)  Employee Benefits.

               (i) No other corporation, trade, business, or other entity, would, together with the Company, constitute a single employer within the meaning of Code Section 414.

               (ii) Section 3(y) of the Company Disclosure Schedule contains a true and complete list of all of the Employee Benefit Plans which are presently in effect at any time within the preceding three (3) years, or which have previously been in effect for the benefit of current or former employees, officers, partners or consultants of the Company (the "Company Plans"). All Company Plans established or maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens are referred to herein as "Foreign Plans" and all other Company Plans are referred to herein as "US Plans".

               (iii) Each US Plan has been established, maintained, funded, and administered in all material respects in accordance with its terms and any applicable provisions of law, and is in compliance in all material respects with the applicable provisions of United States law. The Company does not have any Foreign Plans.

               (iv) No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, with respect to any Company Plan and no event or condition exists or may be reasonably expected to occur which would result in the Company having any liability in respect of any Company Plan not reflected on the Financial Statements.

               (v) The Company has no past, present or future obligation or liability to contribute to any multiemployer plan as defined in ERISA
          Section 3(37).

               (vi) With respect to the Company Plans which provide group health benefits to employees of the Company and are subject to the requirements of Code Section 4980B and Part 6, Subtitle B of Title I of ERISA ("COBRA"), such group health plan has been administered in every material respect in accordance with its governing documents and COBRA and with the group health plan requirements of Subtitle K, Chapter 100 of the Code and ERISA Sections 701 et. seq.

               (vii) With respect to employee benefit matters generally:

                     (A) neither the Company nor any person, firm or corporation which is or has been under common control of the Company within the meaning of Section 4001(b) of ERISA, maintains or contributes to or has ever maintained or contributed to any Employee Benefit Plan subject to Title IV of ERISA or Code Section 412;

                     (B) the consummation of the transactions contemplated
               hereby will not accelerate or increase any Liability under any of the Company Plans because of an acceleration or increase of any of the rights or benefits to which Company Plan participants or beneficiaries may be entitled thereunder; and

                     (C) the Company does not have any obligation to any retired or former employee or any current employee of the Company upon retirement or termination of employment under any Company Plans, other than such obligations imposed by COBRA.

          (z) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

          (aa) Environment, Health, and Safety.

               (i) The Company has complied with all Environmental, Health, and Safety Laws, the failure to comply with which could result in Adverse Consequences in an amount in excess of $15,000 individually or in the aggregate, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging such failure.

               (ii) The Company does not have any Liability (and the Company has not handled, used, stored, treated, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any Liability) for penalties, investigations of or damage to any site, location, body of water (surface or subsurface), or other natural resources, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

               (iii) All properties and equipment used in the Business are and in the past have been free of any amounts of asbestos, PCB's, methylene chloride, trichlorethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, the presence of which could result in Adverse Consequences.

               (bb) Certain Business Relationships with the Company. Except as set forth on Section 3(bb) of the Company Disclosure Schedule, none of the Partners or their current or former spouses, children, parents, grandparents, cousins, or other relatives, has been involved directly or indirectly in any business arrangement or relationship with the Company within the past thirty-six (36) months, and no Partner owns any Acquired Asset or any other asset, tangible or intangible, which is used in the Business.

               (cc) Disclosure. The representations and warranties contained in this Section 3 (including the Company Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this Section 3 not misleading. In connection with the Buyer's investigation of the Acquired Assets and the Business, the Buyer has received from the Company and the General Partner certain estimates, projections and other forecasts, plans and budgets for the Business. The Company and the General Partner make no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 3(cc).

     4.   Representations and Warranties of the Parent and the Buyer.

     Parent and Buyer, jointly and severally, represent and warrant to the Company that the statements contained in this Section 4 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date.

          (a) Organization of the Parent and the Buyer. Each of the Parent and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation to do business in every jurisdiction where such qualification is required.

          (b) Authorization of Transaction. Each of Parent and Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent and Buyer, enforceable in accordance with its terms and conditions. Parent and Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agencies in order for the Parties to consummate the transactions contemplated by this Agreement.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, state, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, or any provision of any of their articles or certificate of incorporation or bylaws, as the case may be.

          (d) Broker's Fees. Neither Parent nor Buyer has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or the Partners could become liable or obligated.

          (e) Disclosure. To the Knowledge of Parent and Buyer, the representations and warranties contained in this Section 4 do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 4 not misleading.

          (f) Financial Ability. At the Closing on the Closing Date, the Buyer shall have the funds necessary to purchase the Acquired Assets and consummate the transactions contemplated hereby.

     5.   Conditions to Obligation to Close.

          (a) Conditions to Obligation of Parent and Buyer. The obligation of Parent and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the Company and the General Partner shall have performed and complied with all of their covenants under Section 6 hereof in all material respects through the date hereof;

               (ii) the Company shall have procured all of the third party consents specified on Exhibit C hereto;
                                ---------

               (iii) no action, suit, or proceeding shall be pending as of the date hereof or, to the Knowledge of the Company, threatened as of the date hereof, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign (including but not limited to Germany, The Netherlands, the European Union, and Singapore) jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Company and the General Partner shall have delivered to the Parent and the Buyer a certificate, executed by the Company and the General Partner, to the effect that the conditions specified above in Section 5(a)(i)-5(a)(iii) have been satisfied in all respects as of the date hereof;

               (v) each of the Company, the General Partner, Michael P. Galvin, the Michael P. Galvin 1994 Trust, Sam Steppel, Step-L Ventures, and Doug Paxson shall have each entered into a Noncompetition and Assignment of Inventions Agreement with a term equal to two (2) years, and each of Scott Ireland, Dean Sequera, John Schmitz, and Bill Shotts shall have each entered into a Noncompetition and Assignment of Inventions Agreement with a term equal to eighteen
          (18) months (each a "Noncompetition and Assignment of Inventions Agreement"), in form and substance as set forth in Exhibit D attached
                                                             ---------
          hereto, and the same shall be in full force and effect;

               (vi) each of the Company, the General Partner, Michael P. Galvin, the Michael P. Galvin 1994 Trust, Sam Steppel, Step-L Ventures, Doug Paxson, Scott Ireland, Dean Sequera, John Schmitz, and Bill Shotts shall have executed and delivered to the Parent and the Buyer a release agreement (each, a "Release Agreement") in form and substance as set forth on Exhibit E hereto;
                                    ---------

               (vii) each of Doug Paxson, Scott Ireland, Dean Sequera, John Schmitz, and Bill Shotts shall have entered into an Employment Agreement with the Buyer (each, an "Employment Agreement") in form and substance as set forth on Exhibit F hereto, and the same shall be in
                                    ---------
          full force and effect;

               (viii) each of the Company, the General Partner, the Parent, the Buyer, and the Escrow Agent shall have entered into the Escrow Agreement;

               (ix) the General Partner shall have caused the Company and the General Partner to prepare and deliver to Buyer all documents and instruments necessary to amend the Certificate of Limited Partnership of the Company, and the Articles of Incorporation of the General Partner, or such other similar governing documents, to change their respective names to a name which does not contain the words "Media Cybernetics" or any substantially similar words;

               (x) The Company shall have satisfied all obligations owed to its creditors necessary to permit the Buyer to obtain clear title to the Acquired Assets or, in the alternative, shall have obtained payoff letters from such creditors, in form and substance satisfactory to the Parent and the Buyer, which contain payoff information with respect to the satisfaction of such obligations, and provided such payoff letters to the Buyer;

               (xi) the Company and the General Partner shall have executed and delivered to the Buyer such instruments and documents as may be requested by Buyer or Parent in order to complete the transfer of the Acquired Assets and the Assumed Liabilities to the Buyer, including without limitation, a bill of sale and assignment and assumption agreement, a copyright assignment, a trademark assignment, and a patent assignment, each in form and substance satisfactory to the Parent and the Buyer;

               (xii) the Parent and the Buyer shall have received from counsel to the Company and the General Partner opinions with respect to the Company, the General Partner, and the transactions contemplated hereby in form and substance as set forth in Exhibit G attached hereto,
                                                ---------
          addressed to the Parent and the Buyer, and dated as of the Closing
          Date;

               (xiii) each of the Buyer and the Company shall have received the consent and estoppel of 8484 Georgia Avenue, L.L.C., in form and substance satisfactory to the Parent and the Buyer, with respect to the Leased Real Property located at 8484 Georgia Avenue, Silver Spring, Maryland;

                        (xiv) the General Partner shall have conveyed, assigned,
                and delivered to the Company any asset used by the Company in the Business which constitutes an Acquired Asset, and any liability of the Company which constitutes an Assumed Liability, owned by the General Partner, or licensed by the General Partner to the Company;

                        (xv) the Company shall have delivered to Parent and Buyer a certificate of the Secretary of the General Partner of the Company as to the incumbency of its officers, a copy of a certificates evidencing the good standing of the Company in each of Delaware, Maryland, and California, each dated no more than fifteen (15) days prior to the date hereof, a copy of the certificate of limited partnership and the agreement of limited partnership of the Company, and a copy of the resolutions adopted by the General Partner of the Company with respect to the transactions contemplated by this Agreement; and

                        (xvi) the Company and the General Partner shall have
                executed and delivered a funds flow and settlement statement reflecting the transactions contemplated by this Agreement.

        Either the Parent or the Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

                (b) Conditions to Obligation of the Company and the General Partner. The obligation of the Company and the General Partner to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                        (i) Parent and Buyer shall have performed and complied with all of their covenants under Section 6 hereof in all material respects through the date hereof;

                        (ii) no action, suit, or proceeding shall be pending as of the date hereof or, to the knowledge of the Parent or the Buyer, threatened as of the date hereof, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign (including but not limited to Germany, The Netherlands, the European Union, and Singapore) jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                        (iii) the Parent and the Buyer shall have delivered to
                the Company a certificate to the effect that the conditions specified above in Section 5(b)(i)-5(b)(ii) have been satisfied in all respects as of the date hereof;

                        (iv) the Company shall have received from counsel to the Parent and the Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Company,
                         ---------
                and dated as of the Closing Date; and

                        (v) each of the Parent and the Buyer shall have delivered to the Company a certificate of the Secretary of the Parent and the Buyer, respectively, as to the incumbency of each of their officers, a copy of the certificates evidencing the incorporation and good standing of the Parent and the Buyer, a copy of the certificate of incorporation and bylaws of the Parent and the Buyer, respectively, and a copy of the resolutions adopted by the board of directors of the Parent and the Buyer, respectively, with respect to the transactions contemplated by this Agreement.

        The Company may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

        6.      Pre-Closing Covenants.

        The Parties agree as follows with respect to the period prior to the
Closing:

                (a) Access and Investigation. Between the date hereof and the Closing Date, the Company and the General Partner will, and will cause their representatives to:

                        (i) afford the Buyer and its representatives (collectively, "Buyer's Advisors") reasonable access to the Company and its personnel, properties (including for purposes of environmental testing), contracts, books and records, and other documents and data so as to not unreasonably interfere with the conduct of the Business;

                        (ii) furnish the Buyer with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request; and

                        (iii) furnish the Buyer and Buyer's Advisors with such
                additional financial, operating and other data and information as the Buyer may reasonably request.

                (b) Operation of the Business of the Company. Between the date hereof and the Closing Date, the Company and the General Partner will, and the Company will cause its representatives to:

                        (i) conduct the Business only in the Ordinary Course of Business, or otherwise with the written consent of the Buyer;

                        (ii) use their commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company, and maintain such amount of working capital necessary for the Company to conduct the Business in the Ordinary Course of Business; and

                        (iii) confer with the Buyer concerning operational
                matters of a material nature and, as reasonably requested by the Parent or the Buyer, the status, of business operations and finances.

                (c) Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company and the General Partner will not, without the prior consent of the Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy or breach as of the date hereof of any of the representations and warranties of the Company set forth in this Agreement as of the date hereof, or which would cause or result in a breach of any covenants of the Company and the General Partner set forth in this Agreement, including, without limitation, any action specified in Section 3(g) of this Agreement.

                        (i) Without limiting the generality of the foregoing, the Company and the General Partner agree that, between the date of this Agreement and the Closing Date, the Company shall not, and the General Partner shall cause the Company not to, take any of the following actions without the prior written consent of the Buyer or the Parent:

                              (A) amend the certificate of limited partnership or agreement of limited partnership of the Company, except such amendments filed, or to be filed, and actions taken, or to be taken, in connection with the change of name of the Company as contemplated by this Agreement; except with respect to employees of the Company in the Ordinary Course of Business, make any change in their authorized, issued or outstanding partnership interests or any other equity security of the Company; except with respect to employees of the Company in the Ordinary Course of Business, issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of the partnership interests or other equity securities of the Company or enter into any agreement, call or commitment of any character so to do; grant or issue any option or warrant relating to, right to acquire, or security convertible into, partnership interests or other equity security of the Company; except with respect to employees of the Company in the Ordinary Course of Business, purchase, redeem, retire or otherwise acquire any shares of, or any security convertible into, partnership interests or other equity security of the Company, or agree to do any of the foregoing set forth in this Section 6(c)(i)(A);

                              (B)   acquire, directly or indirectly,
                        substantially all of the assets of, or a controlling equity interest in, any corporation or other entity, or enter into any commitment to do the same;

                              (C) enter into any agreement, commitment or similar transaction with the Partners;

                              (D)   enter into any employment contract or
                        collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement, except in the Ordinary Course of Business;

                              (E) grant any increase in the base compensation of any of their partners, officers, and employees, except in the Ordinary Course of Business;

                              (F)   adopt, amend, modify, or terminate any
                        bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of their partners, officers, and employees (or take any such action with respect to any other Company Plan); and

                              (G) make any other change in employment terms for any of their partners, officers, and employees, except in the Ordinary Course of Business.

                        (ii) Without limiting the generality of the foregoing, the Company and the General Partner agree that, between the date hereof and the Closing Date, the Company shall not, and the General Partner shall cause the Company not to, take any of the following actions without the prior written consent of the Buyer or the Parent:

                              (A) Except with respect to a dividend or other distribution which shall not exceed that amount of net income (as defined in accordance with GAAP) of the Company from June 1, 2001, through the close of business on June 30, 2001, propose, declare, set aside or pay any dividend or other distribution in respect of any of its partnership interests (including, without limitation, any sort of dividend or distribution, or any payment of Indebtedness of the Company owed to the Partners);

                              (B) incur any Indebtedness, other than normal, Ordinary Course of Business trade payables and accruals;

                              (C)   enter into any agreement (or group of
                        related agreements) outside of the Ordinary Course of Business, or which by its (or their) terms contemplate performance over more than one (1) year, or which involve the payment of more than $50,000; and

                              (D) commit to or expend funds for any capital expenditure in excess of $50,000.

                (d)     No Merger or Solicitation.

                        (i) The Company shall not, nor authorize or permit any of its officers, partners or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by them, to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Partners, any executive officer of the Company, or any investment banker, attorney or other advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6(d) by the Company and the General Partner.

                        (ii) Neither the General Partner of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the General Partner or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal.

                        (iii) In addition to the obligation of the Company set
                forth in paragraph (ii) above, the Company promptly shall advise the Parent and the Buyer orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making any such request, Takeover Proposal or inquiry.

                (e) Satisfaction of Obligations to Creditors. At or prior to the Closing Date, the Company shall satisfy any and all obligations of the Company owed to its creditors necessary to permit Buyer to obtain clear title to the Acquired Assets, and evidence of the same shall be delivered by the Company to the Parent and the Buyer.

                (f) Assignment of Company Assets Held by the General Partner. Prior to the Closing, the General Partner shall convey, assign, and deliver to the Company any asset used by the Company in the Business which constitutes an Acquired Asset, and any liability of the Company which constitutes an Assumed Liability, which prior to the Closing was owned by the General Partner, or licensed by the General Partner to the Company.

7.      Post-Closing Covenants.

        The Parties agree as follows with respect to the period following the
Closing:

        (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Company, the General Partner, the Parent, and the Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder). The Company and the General Partner acknowledge and agree that from and after the Closing, except as specifically set forth in this Agreement, the Buyer will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Assets and the Assumed Liabilities; provided, however, that the General Partner shall have the right to obtain access to such documents, books, records (including Tax records), agreements, and financial data to the extent related to the period prior to the Closing and make photocopies thereof for a proper purpose, such as in connection with the preparation of its Tax Returns.

        (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the Buyer, the Company or the General Partner, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

        (c) Transition. The Company and the General Partner will use its commercially reasonable efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Parent and the Buyer after the Closing as it maintained with the Company prior to the Closing.

        (d) Confidentiality. The Company and the General Partner will, and will cause the Partners to, treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that the Company or any Partner is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Company or the General Partner will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Company or such Partner is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Company or such Partner may disclose the Confidential Information to the tribunal; provided, however, that the Company or the General Partner shall, and shall cause the Partners to, use its commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer's sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

     (e) Tax Matters. With respect to the transactions contemplated by this Agreement, Parent, Buyer, the Company, and the General Partner will provide each other with such cooperation and information as either of them may reasonably require of the other in connection with the filing of any Tax Return, including Tax Returns relating to the application of the successor employer rules for payroll Tax purposes contained in Code Sections 3121(a)(1) and 3306(b)(1), the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes. Such cooperation shall include, but not be limited to, the provision of information including all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of records, or portions thereof relating to or necessary in connection with the preparation of such Tax Returns or other determination of Tax Liability. Each Party shall retain all Tax Returns, schedules, workpapers, and all other materials, records or documents until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate. Any information obtained under this provision shall be kept confidential by the Parties, except as may be necessary in connection with the filing of such Tax Returns.

     The Parties agree that the Buyer shall pay the sales Tax and the transfer Tax on the transfer of the Acquired Assets, and the Parent and the Buyer shall indemnify, defend and hold the Company and the General Partner harmless with respect to such Taxes. Each Party shall file, or cooperate with the other Parties in filing, all necessary documentation and Tax Returns with respect to such sales Taxes and transfer Taxes with respect to the Acquired Assets.

     (f) Assignment of Interests in Acquired Assets. Nothing in this Agreement shall be deemed to constitute or require an assignment or an attempt to assign any of the Acquired Assets if the attempted assignment without the consent of a third party would adversely affect in any way the rights of either the Company or Buyer. If any such consent shall not have been obtained at or prior to the Closing, or the attempted transfer or assignment of any of the Acquired Assets would have an adverse effect on Buyer or the Company, the Company will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the rights and benefits of such Acquired Assets, including, enforcing for the benefit of Buyer any or all rights of the Company under any agreements against any other party arising out of the breach or cancellation by such other party, while permitting Buyer the possession and use of such Acquired Assets for Buyer's account as if such Acquired Assets had been so transferred, assigned and delivered, or otherwise. Pending the obtaining of such consents, approvals or novations, Buyer will continue performance of any remaining unfulfilled obligations of the Company under any of the agreements in the same manner as though the same were subcontracted to Buyer on the same terms and conditions as contained in the agreements. Notwithstanding the foregoing, the Company shall not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any obligation therefor in order to obtain a consent.

     (g) Use of Company Name. The Company and the General Partner acknowledge and agree that all of their rights, and all of the rights of the Partners, in and to, and ownership of, the name of the Company and any names related or substantially similar thereto shall be transferred hereunder to the Buyer. From and after the Closing, the Company and the Partners shall be prohibited from using such names, except as necessary to effect the change of its corporate name or to evidence that such change has occurred. No later than three (3) days following the Closing Date, the Company and the General Partner shall have filed all documents with the appropriate governmental authorities in the State of Delaware, and such other states as the Company is so qualified and registered, to change the name of the Company to a name which does not contain the words "Media Cybernetics" or any other substantially similar words.

     (h) Employee Matters.

         (i) On the Closing Date, except with respect to those employees which are parties to the Employment Agreements, the Parent shall cause the Buyer to offer employment in a similar position with similar base compensation to each employee of the Company, who on the Closing Date is actively at work (the "Employees"). Buyer agrees to give each Employee credit for all service credited by the Company under all employee benefit plans, programs, policies and arrangements of Buyer in which such Employees become participants for purposes of eligibility, vesting and benefit accrual. Buyer further agrees that from the Closing Date through the remainder of the Parent's current fiscal year to provide such Employees the opportunity to participate in that certain employee profit sharing arrangement of the Company (a copy of which is attached hereto as Exhibit I). Except as
                                                    ---------
     otherwise set forth in the Employment Agreements, each of the Employees shall be offered employment pursuant to this Section 7(h) on an at-will basis.

         (ii) The Company shall be responsible for those actions which are necessary and desirable to be taken from and after the Closing to terminate the Company Plans.

         (iii) Notwithstanding anything contained in this Section 7(h), neither Parent nor Buyer is assuming any Liability or obligation under any Company Plan, and the Company will retain all Liability under each such Company Plan;

          provided, however, that Buyer shall assume the Liability for vacation and sick leave accruals on the books of the Company in favor of the Employees as of the Closing Date and shall credit Employees with such vacation and sick leave accruals under Buyer's leave policies as are in effect from time to time.

               (iv) Neither the Company nor any Affiliate of the Company shall continue to maintain a group health plan, within the meaning of Code
          Section 5000(b)(1) following the Closing. The Company and its Affiliates shall have taken the steps reasonably necessary to effect a termination of each of their group health plans and each third-party contract thereunder, all effective as of the Closing Date. From and after the Closing, Buyer shall be responsible for any obligations with respect to group health continuation coverage under COBRA for (i) former employees of the Company and their eligible dependents based on coverage under the Buyer's group health plans, which persons have elected participation in health continuation coverage under COBRA and whose COBRA health continuation coverage period has not expired as of the Closing Date, or are eligible to elect participation in health continuation coverage under COBRA under the Company's group health plan as of the Closing Date, and (ii) Employees offered employment by the Buyer on the Closing Date pursuant to Section 7(h)(i) above and who voluntarily decline such offer of employment, and resign their employment with the Company effective as of the Closing Date, and their eligible dependents.

         (i) Transition Incentive Bonus Program. Following the Closing, the Company and the General Partner covenant and agree, jointly and severally, that it shall satisfy all obligations to the employees of the Company arising under the Transition Incentive Bonus Program. The Buyer agrees to reasonably cooperate with the Company and the General Partner to provide the Company and the General Partner such information which is necessary for the Company and the General Partner to satisfy each of their obligations arising under the Transition Incentive Bonus Program.

         (j)   Domain Name Transfer.

               At Closing, the Company shall promptly discontinue all use of the world wide web internet domain names "www.imageproshop.com", "www.solutions-zone.com", "www.mediacy.com", "www.optimas.com", and each other world wide web internet domain name owned by the Company, and each other world wide web internet domain name used in the Business. As soon as practicable following the Closing, but in no event later than thirty (30) days after the Closing, the Company shall take any and all actions as required to effectuate and record such transfer in the records of any and all pertinent domain name registries, so that the Buyer becomes recognized by such registry as the exclusive owner of each such Internet domain name. In any event the Company shall promptly execute and file any forms required by any and all pertinent domain name registries to ensure the full transfer of the exclusive right to the domain names "www.imageproshop.com", "www.solutions-zone.com", "www.mediacy.com", "www.optimas.com", "www.drill-down.com",
"www.mediacybernetics.com", "www.image-pro.com", and each other world wide web internet domain name owned by the Company, and each other world wide web internet domain name used in the Business, to the Buyer, and shall cooperate with the Buyer as it reasonably requests to ensure the full effectiveness of such transfer.

     (k) Insurance Coverage.

         As soon as is practicable following the Closing, unless otherwise unfeasible to obtain, the Company shall arrange to provide completed operations insurance coverage with respect to each of its general liability, commercial general liability, electronic errors & omissions, executive protection, products liability, and employment practices, policies, which insurance coverage, (i) shall be in effect from the Closing Date for a period of at least two (2) years following the Closing (except with respect to the electronic errors & omissions insurance policy, which shall be in effect indefinitely), (ii) shall provide amounts of coverage and deductibles which are no less favorable than as contained in each such respective policy which was maintained by the Company prior to Closing, and (iii) shall name the Parent and the Buyer as additional named insureds. The Company and the General Partner shall be responsible for fifty percent (50%), and the Parent and the Buyer shall be responsible for fifty percent (50%), of the premiums and other Liabilities incurred in connection with the maintenance of such completed operations insurance policies.

8.   Remedies for Breaches of this Agreement.

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Company and the General Partner contained in Sections 3(f)-3(cc), except Sections 3(j) and 3(y), of this Agreement and all of the representations and warranties of the Parent and the Buyer contained in Sections 4(d)-4(e) of this Agreement, shall survive the Closing and continue in full force and effect for a period of one (1) year thereafter; all of the representations and warranties of the Company and the General Partner contained in Sections 3(a)-3(e), Section 3(j), and Section 3(y) of this Agreement, and all of the representations and warranties of the Parent and the Buyer contained in Sections 4(a)-4(c) of this Agreement, shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter; and all of the covenants, indemnities, and other agreements of the Parent, the Buyer, the Company, and the General Partner contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statutes of limitations. No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder, after the time such representation, warranty or covenant ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to such time.

    (b) Indemnification Provisions for Benefit of the Parent and the Buyer.

        (i) In the event the Company or the General Partner breaches (or in the event any third party alleges facts that, if true, would mean the Company or the General Partner has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that either the Parent or the Buyer makes a written claim for indemnification setting forth the basis for such claim against the Company or the General Partner pursuant to Section 9(h) below within such survival period, then the Company and the General Partner, jointly and severally, agree to defend, indemnify and hold harmless the Parent and the Buyer, subject to the limitations set forth herein, from and against the entirety of any Adverse Consequences the Parent or the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent or the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach; provided, however, that:

            (A) Neither the Company nor the General Partner shall have any obligation to indemnify the Parent or the Buyer from and against any Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty contained in Sections 3(f)-(cc) of the Agreement, except Section 3(j), and Section 3(y), which exceed in the aggregate Three Million Three Hundred Thousand Dollars ($3,300,000.00); and

            (B) Neither the Company nor the General Partner shall have any obligation to indemnify the Parent or the Buyer from and against any Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty contained in Sections 3(a)-3(e), Section 3(j), and Section 3(y), of this Agreement, or caused by the breach of any covenants, indemnities, and other agreements contained in this Agreement, which exceeds the Asset Purchase Consideration;

            (C) Neither the Company nor the General Partner shall have any obligation to indemnify the Parent or the Buyer from and against any Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty contained in Section 3 of this Agreement, or caused by the breach of any covenants, indemnities, and other agreements contained in this Agreement, which, inclusive of all amounts paid in accordance with Section 8(b)(i)(A) and 8(b)(i)(B) above, exceeds the Asset Purchase Consideration, and

            (D) Neither the Company nor the General Partner shall have any such indemnification obligation with respect to such breaches contained in Sections 3(f)-(cc) of the Agreement, except Section 3(j), and Section 3(y), until the Parent or the Buyer has suffered Adverse Consequences by reason thereof in excess of Two Hundred Thousand

            Dollars ($200,000.00). No such restriction shall be applicable to the representations and warranties as contained in Sections 3(a)-3(e), Section 3(j), and Section 3(y) of the Agreement, or applicable to any covenants, indemnities, and other agreements contained in this Agreement.

            (ii)  Notwithstanding anything to the contrary herein contained in
        Section 8(b)(i) above, (x) the Company and the General Partner, jointly and severally, will indemnify, defend and hold harmless Parent and the Buyer from and against any Adverse Consequences as a result of any claims based on or arising from (A) any Liability of the Company which is an Excluded Liability, or (B) any of the Excluded Assets, and (y) such indemnification shall not be limited in time or amount or subject to any deductible or cap.

            (iii) Notwithstanding anything to the contrary herein contained in
        Section 8(b)(i) above, (x) the Company and the General Partner, jointly and severally, will indemnify, defend and hold harmless Parent and the Buyer from and against any Adverse Consequences as a result of the failure of the Company to make any appropriate Tax filing in any jurisdiction or the failure of the Company to pay any Tax, and (y) such indemnification shall not be limited in time or amount or subject to any deductible or cap.

            (iv) For the purposes of this Section 8, in computing the individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds recoverable by Buyer, the Parent or any Affiliate of Buyer or Parent with respect thereto.

            (v) As security for the indemnification obligations of the Company and the General Partner under this Agreement, the Parent, Buyer, the Company, and the General Partner shall enter into the Escrow Agreement as of the Closing Date with respect to the indemnification obligations arising under the representations, warranties, and covenants contained in this Agreement, which shall be funded with Three Million Three Hundred Thousand Dollars ($3,300,000.00) of the Closing Consideration otherwise payable to the Company. The amounts held in the Escrow Agreement shall be held for a period of one (1) year (the "First Escrow Period"), provided that One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) (plus any pending claims under this Section 8) shall be retained in escrow for an additional one (1) year period following the First Escrow Period (the "Second Escrow Period") to secure the obligations of the Company and the General Partner under the indemnification obligations arising under this Agreement. Amounts held under the Escrow Agreement shall be a nonexclusive source of indemnification for any representations, warranties, or covenants under this Agreement, and shall not otherwise limit the liability of the Company and the General Partner with respect to indemnification under this Agreement; provided, however, that, subject to the provisions contained in the remainder of this Section 8(b)(v), with respect to claims for indemnification asserted against the Company or the General Partner by the Parent or the Buyer prior to the second (2/nd/) anniversary of the Closing Date, Parent and Buyer shall seek to recover such claims for indemnification first from that amount held pursuant to the Escrow Agreement. To the extent that the aggregate of all claims for indemnification asserted against the Company and the General Partner exceed Three Million Three Hundred Thousand Dollars ($3,300,000.00), Parent and Buyer shall seek first to recover such claims for indemnification which may be satisfied pursuant to the Escrow Agreement, based upon the amount of funds remaining in the Escrow Agreement (but excluding funds which are remaining in the Escrow Agreement that are otherwise subject to other outstanding claims for indemnification), provided that in so doing neither Parent nor Buyer shall be required to take any action which may prejudice its rights arising under law or in equity with respect to such claim for indemnification.

          (c) Indemnification Provisions for Benefit of the Company. In the event Parent or Buyer breaches (or in the event any third party alleges facts that, if true, would mean Parent or Buyer has breached) any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Company or the General Partner make a written claim for indemnification setting forth with specificity the basis for such claim against Parent or the Buyer pursuant to Section 9(h) below within such survival period, then Parent and the Buyer, jointly and severally, agree to defend, indemnify and hold harmless the Company and the General Partner from and against the entirety of any Adverse Consequences (up to but not in excess of the Asset Purchase Consideration) the Company or the General Partner may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Company or the General Partner may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach). Notwithstanding anything to the contrary herein contained in
     Section 8(c), (x) Parent and the Buyer, jointly and severally, will indemnify, defend and hold harmless the Company and the General Partner from and against any Adverse Consequences as a result of any claims based on or arising from (A) any Liability of the Company which is an Assumed Liability, or (B) any of the Acquired Assets, and (y) such indemnification shall not be limited in time or amount or subject to any deductible or cap.

          (d)  Matters Involving Third Parties.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying

          Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, if any, hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the reasonable judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above,
          (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

               (iv) In the event any of the conditions in 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (provided that the Indemnified Party obtain consent from, any Indemnifying Party in connection therewith, which consent shall not be unreasonably withheld), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

          (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this
     Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Asset Purchase Consideration.

          (f) Post-Closing. Following the Closing, the sole and exclusive remedy of the Company and the General Partner, on the one hand, and Parent and the Buyer on the other hand, with respect to any breach or threatened breach of a representation, warranty, covenant, or other agreement contained herein or with respect to any event, circumstance or condition occurring on or before the Closing shall be limited to the enforcement of the indemnification obligations set forth in Section 8; provided, however, that nothing provided in this Section 8(f) shall limit the right of any Party to seek any equitable remedy available to enforce his or its rights hereunder in accordance with Section 9(o).

9.   Miscellaneous.

     (a) Press Releases and Public Announcements. Neither the Company nor the General Partner shall, and the Company and the General Partner shall cause the Partners not to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent. Parent, upon prior notice to the Company, may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities.

     (b) Waiver of Bulk Sales Law. The Parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing.

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other Party; provided, however, that either the Parent or the Buyer may
(i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


If to the Buyer:                             Copy to:

     N. Will Crocker                               Thomas R. McNeill
     MCB Acquisition Subsidiary, Inc.              Powell, Goldstein, Frazer &
     c/o Roper Industries, Inc.                    Murphy LLP
     160 Ben Burton Road                           191 Peachtree Street, NE,
     Bogart, Georgia 30622                         16/th/ Floor
     Facsimile: (706) 353-6496                     Atlanta, GA 30303
                                                   Facsimile: (404) 572-6999


If to the Company or the General Partner:    Copy to:

     Michael P. Galvin 1994 Trust                  Robert F. Wall
     1133 Connecticut Ave., N.W., Suite 800        Winston & Strawn
     Washington, DC  20036                         35 West Wacker Drive
     Facsimile: (202) 452-4801                     Chicago, IL 60601
                                                   Facsimile: (312) 558-5700

If to the Parent:                            Copy to:

     N. Will Crocker                               Shanler D. Cronk, Esq.
     Roper Industries, Inc.                        Roper Industries, Inc.
     160 Ben Burton Road                           160 Ben Burton Road
     Bogart, Georgia  30622                        Bogart, Georgia 30622
     Facsimile: (706) 353-6496                     Facsimile: (706) 353-6496

          Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Parent and Buyer will bear their own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company and the General Partner each shall bear (i) its own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses, and the fees and expenses of Updata Capital, Inc.) and (ii) the costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses, and the fees and expenses of Updata Capital, Inc.) of the Partners incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Items set forth in the Company Disclosure Schedule shall be deemed an exception only to the representations and warranties for which they are identified and any other representations or warranties to which the Company Disclosure Schedule with respect to representations and warranties contain in appropriate cross-reference.

     (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Parent, Buyer, the Company, and the General Partner appoint The Prentice-Hall Corporation System, Inc. (the "Process Agent") as their agent to receive on is or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(h) above or
(ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 9(h) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     (q) Arbitration. Except as otherwise set forth in this Agreement, all disputes arising out of or under this Agreement shall be settled by arbitration in a location in Washington, D.C., mutually acceptable to the Parties before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the Parties by giving written notice to each other than such dispute has been referred to arbitration under this Section 9(q). The arbitrator shall be selected by the joint agreement of the Parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing Party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing Party (including reasonable attorneys' fees) and of the arbitrator against the Party that is unsuccessful in such claim, defense or objection.

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                                      -53-

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                BUYER:

                                MCB Acquisition Subsidiary, Inc.

                                By:_____________________________________________
                                Name:___________________________________________
                                Title:__________________________________________


                                PARENT:

                                Roper Industries, Inc.

                                By:_____________________________________________
                                Name:___________________________________________
                                Title:__________________________________________


                                THE COMPANY:

                                Media Cybernetics, L.P.

                                By: Media Cybernetics, Inc., its General Partner

                                By:_____________________________________________
                                Name:___________________________________________
                                Title:__________________________________________


                                GENERAL PARTNER:

                                Media Cybernetics, Inc.

                                By:_____________________________________________
                                Name:___________________________________________
                                Title:__________________________________________